Exhibit 99.3

VERACYTE, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On September 16, 2014, Allegro Diagnostics Corp. (“Allegro”) merged with Full Moon Acquisition, Inc., a wholly-owned subsidiary of Veracyte, Inc. (“Veracyte” or the “Company”), (“Merger”) with Allegro surviving the Merger as a wholly-owned subsidiary of the Company.  The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2014 and year ended December 31, 2013 are presented as if the Merger had occurred on January 1, 2013. The unaudited pro forma condensed combined balance sheet is presented as if the Merger had occurred on June 30, 2014.  The unaudited pro forma condensed combined financial statements presented herein are based on the historical financial statements of Veracyte and Allegro using the acquisition method of accounting and applying the assumptions and adjustments described in the accompanying notes.  In addition, the unaudited pro forma condensed combined financial information should be read in conjunction with the:

•                  Separate audited historical financial statements of Veracyte as of and for the year ended December 31, 2013, and the related notes, included in the Annual Report on Form 10-K for the year ended December 31, 2013, filed by Veracyte with the Securities and Exchange Commission (“SEC”);

•                  Separate unaudited historical condensed financial statements of Veracyte as of and for the six months ended June 30, 2014 and the related notes, included in the Quarterly Report on Form 10-Q for the period ended June 30, 2014 filed by Veracyte with the SEC;

•                  Separate audited historical financial statements of Allegro as of and for the year ended December 31, 2013, and the related notes included in Exhibit 99.1 of the Current Report on Form 8-K/A filed by Veracyte with the SEC on November 6, 2014; and

•                  Separate unaudited historical condensed financial statements of Allegro as of June 30, 2014 and for the six month periods ended June 30, 2014 and 2013 (revised) and the related notes included in Exhibit 99.2 of this Current Report on Form 8-K/A.

The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the Merger. The unaudited pro forma condensed combined financial statements also do not include any future integration costs. The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that would have been realized had Veracyte and Allegro been a combined company during the specified periods.  There were no transactions between Veracyte and Allegro during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2014

(in thousands)

	Historical Veracyte	Historical Allegro	Pro Forma Adjustments	Notes	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$57,998	$200	$(6,915)	(a)	$51,183
			(100)	(b)
Accounts receivable	1,430	—	—		1,430
Supplies inventory	3,300	—	—		3,300
Restricted cash — current	—	—	100	(b)	100
Prepaid expenses and other current assets	1,450	—	—		1,450
Total current assets	64,178	200	(6,915)		57,463
Property and equipment, net	3,312	—	—		3,312
In-process research and development	—	—	16,000	(c)	16,000
Goodwill	—	—	1,170	(d)	1,170
Restricted cash	118	—			118
Other assets	142	13	—		155
Total assets	$67,750	$213	$10,255		$78,218
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,539	$1,033	$(1,033)	(e)	$8,539
Accrued liabilities	5,128	942	100	(a)	8,742
			(713)	(e)
			3,285	(f)
Derivative liability	—	9,599	(9,599)	(e)	—
Convertible promissory notes	—	6,575	(6,575)	(e)	—
Deferred Genzyme co-promotion fee	2,500	—	—		2,500
Current portion of long-term debt	940	—	—		940
Total current liabilities	17,107	18,149	(14,535)		20,721
Deferred tax liability	—	—	61	(g)	61
Long-term debt, net of current portion	4,031	—	—		4,031
Deferred rent, net of current portion	223	—	—		223
Deferred Genzyme co-promotion fee, net of current portion	1,364	—	—		1,364
Total liabilities	22,725	18,149	(14,474)		26,400

Redeemable convertible preferred stock	—	13,117	(13,117)	(h)	—
Stockholders’ equity:
Common stock	21	8	1	(a)	22
			(8)	(h)
Additional paid-in capital	143,982	—	10,077	(a)	154,059
Accumulated deficit	(98,978)	(31,061)	(3,285)	(f)	(102,263)
			31,061	(h)
Total stockholders’ equity	45,025	(31,053)	37,846		51,818
Total liabilities and stockholders’ equity	$67,750	$213	$10,255		$78,218

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2013

(in thousands, except per share amounts)

	Historical Veracyte	Historical Allegro	Pro Forma Adjustments	Notes	Pro Forma Combined

Revenue	$21,884	$—	$—		$21,884
Operating expenses:
Cost of revenue	12,607	—	—		12,607
Research and development	7,810	1,624	—		9,434
Selling and marketing	12,540	—	—		12,540
General and administrative	12,100	1,357	(67)	(i)	13,390
Total operating expenses	45,057	2,981	(67)		47,971
Loss from operations	(23,173)	(2,981)	67		(26,087)
Interest income	5	1	—		6
Interest expense	(233)	(2,347)	2,347	(e)	(233)
Change in fair value of derivative liability	—	(4,142)	4,142	(e)	—
Other income (expense), net	(2,179)	22	—		(2,157)
Net loss and comprehensive loss	$(25,580)	$(9,447)	$6,556		$(28,471)
Net loss per common share, basic and diluted	$(6.15)				$(5.56)
Weighted-average shares used in computing net loss per common share, basic and diluted	4,159		964	(a)	5,123

See accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2014

(in thousands, except per share amounts)

	Historical Veracyte	Historical Allegro	Pro Forma Adjustments	Notes	Pro Forma Combined

Revenue	$16,153	$—	$—		$16,153
Operating expenses:
Cost of revenue	7,573	—	—		7,573
Research and development (1)	4,369	405	—		4,774
Selling and marketing	9,437	—	—		9,437
General and administrative (1)	7,910	759	2	(i)	8,671
Total operating expenses	29,289	1,164	2		30,455
Loss from operations	(13,136)	(1,164)	(2)		(14,302)
Interest expense	(224)	(288)	288	(e)	(224)
Change in fair value of derivative liability	—	(1,761)	1,761	(e)	—
Other income (expense), net	31	—	—		31
Net loss and comprehensive loss	$(13,329)	$(3,213)	$2,047		$(14,495)
Net loss per common share, basic and diluted	$(0.63)				$(0.65)
Weighted-average shares used in computing net loss per common share, basic and diluted	21,193		964	(a)	22,157

(1) As revised to correct transposition error.

See accompanying notes to the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

On September 16, 2014, Allegro merged with Full Moon Acquisition, Inc., a wholly-owned subsidiary of the Company, (“Merger”) with Allegro surviving the Merger as a wholly-owned subsidiary of the Company.  Allegro is a privately-held company based in Maynard, Massachusetts, focused on the development of genomic tests to improve the preoperative diagnosis of lung cancer.  At the effective time of the Merger, each share of the common stock of Full Moon Acquisition, Inc. issued and outstanding immediately prior to the effective time of the Merger was automatically converted into one share of common stock of Allegro and represented the only outstanding common stock of Allegro at the effective time of the Merger; all previously issued and outstanding shares of common stock of Allegro were cancelled.  The Series A preferred stock of Allegro issued and outstanding immediately prior to the effective time of the Merger was cancelled and automatically converted into the right to receive a total of 964,377 shares of the Company’s common stock and $2.7 million in cash.  Outstanding indebtedness of Allegro totaling $4.3 million was settled in cash by the Company on the effective date of the Merger.  All outstanding stock options under Allegro’s equity incentive plan were cancelled.

The unaudited pro forma condensed combined balance sheet at June 30, 2014 gives effect to the Merger as if it had occurred on June 30, 2014. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2013 and the six months ended June 30, 2014 are presented as if the Merger had occurred on January 1, 2013. The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting, based on the historical financial statements of Veracyte and Allegro.

Acquisition of Allegro

The Merger was accounted for using the acquisition method of accounting with the Company treated as the accounting acquirer.  The purchase price was preliminarily allocated based on the estimated fair value of net assets acquired and liabilities assumed at the date of the acquisition. The preliminary purchase price allocation is subject to further refinement and may require adjustments, such as related to working capital and indebtedness, to arrive at the final purchase price allocation.

The acquisition consideration was comprised of (in thousands):

Stock	$10,078
Cash	2,725
Payment of outstanding indebtedness(1)	4,290
Total acquisition consideration	$17,093

(1)              Refer to adjustment (e) in Note 2, Pro Forma Adjustments.

Under the acquisition method of accounting, identifiable assets and liabilities of Allegro, including identifiable intangible assets, were recorded based on their estimated fair values as of the effective time of the Merger. Tangible assets and liabilities were valued at their respective carrying amounts. Management believes that these amounts approximate their current fair values as of the deemed acquisition date of June 30, 2014.

The fair value of in-process research and development (“IPR&D”) was determined using the income approach, which was based on forecasts prepared by management.  The fair value of the IPR&D was capitalized as of the closing date of the Merger and is subsequently accounted for as an indefinite-lived intangible asset until completion or abandonment of the associated research and development efforts.  Accordingly, during the development period after the closing date, these assets will not be amortized but will be subject to periodic impairment testing.  Upon successful completion of the development process for the acquired IPR&D project, determination of the useful life of the asset will be made and amortization of the asset would begin over its remaining estimated useful life.

Goodwill, which represents the purchase price in excess of the fair value of net assets acquired, is not expected to be deductible for income tax purposes. Goodwill will not be amortized but will be tested for impairment at least annually or whenever certain indicators of impairment are present. If, in the future, it is determined that goodwill is impaired, an impairment charge would be recorded at that time.

The fair value of the assets acquired and liabilities, assuming the Merger had closed on June 30, 2014, are summarized below (in thousands):

Cash and cash equivalents	$200
Other assets	13
IPR&D	16,000
Goodwill	1,170
Accrued liabilities	(229)
Deferred tax liability	(61)
Total net assets acquired	$17,093

2. Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the acquisition consideration exchanged and to adjust amounts related to the tangible and intangible assets and liabilities of Allegro to reflect the preliminary estimate of their fair values, and to reflect the impact on the statements of operations of the Merger as if the companies had been combined during the periods presented therein. The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

(a)               To record the purchase consideration comprised of the issuance of 964,377 shares of the Company’s common stock (valued using the closing price of the Company’s common stock as of September 16, 2014 which was the closing date of the Merger), cash consideration of $6.9 million, and a liability of $0.1 million representing additional consideration due to the selling stockholders upon the completion of the purchase price allocation.

(b)               To reclassify to restricted cash an amount to be held by the Company in a restricted account to cover additional payments to the selling stockholders arising from adjustments to working capital or indebtedness upon the completion of the purchase price allocation.

(c)                To record the estimated fair value of Allegro’s IPR&D acquired.

(d)               To record goodwill as part of the Merger.

(e)                To record the settlement of Allegro’s outstanding indebtedness immediately prior to the closing of the Merger.  Both Allegro’s non-convertible promissory note, with an outstanding balance of $1.4 million including accrued interest, and the outstanding accounts payable were paid by the Company on behalf of Allegro immediately prior to the closing of the Merger.  Allegro’s remaining convertible promissory notes, with an outstanding principal balance of $5.3 million and related accrued interest, were converted into Allegro Series A preferred stock immediately prior to the closing date of the Merger and the related derivative liability was extinguished.  The preferred stock was subsequently exchanged for 964,377 shares of the Company’s common stock.

(f)                 To record transaction costs incurred by the Company subsequent to June 30, 2014.

(g)               To record the income tax impact of the Merger arising from the value assigned to the acquired IPR&D based on an acquisition date of June 30, 2014 for the unaudited pro forma condensed combined balance sheet.

(h)               To eliminate Allegro’s historical equity amounts consisting of redeemable convertible preferred stock, common stock and accumulated deficit.

(i)                  To eliminate transaction costs of $67,000 and $48,000 included in Allegro’s statement of operations for the year ended December 31, 2013 and the six months ended June 30, 2014, respectively, and to eliminate reimbursement of $50,000 by the Company in the six month period ended June 30, 2014 of transaction costs incurred by Allegro in 2012 and 2013.

3. Non-recurring Transaction Costs

The Company and Allegro have incurred, and the Company will continue to incur, certain non-recurring transaction expenses in connection with the Merger. Non-recurring transaction expenses incurred by Allegro were $67,000 and $48,000 during the year ended December 31, 2013 and the six months ended June 30, 2014, respectively, and are reflected as an adjustment to reduce general and administrative expenses in the pro forma condensed combined statement of operations as they are non-recurring and directly attributable to the Merger. In addition, the Company reimbursed Allegro $50,000 in June 2014 for non-recurring transaction costs incurred in previous years.  The reimbursement is reflected as an adjustment to increase general and administrative expenses in the pro forma condensed combined statement of operations for the six months ended June 30, 2014. The pro forma condensed combined balance sheet as of June 30, 2014 includes an adjustment of $3.3 million to accrued liabilities for transaction expenses incurred by the Company subsequent to June 30, 2014 (see Note 2, Pro Forma Adjustments above). These transaction expenses are not reflected in the pro forma condensed combined statement of operations for the six months ended June 30, 2014, as they are not expected to have a continuing impact on operations.